Exhibit 99.1

ELDORADO RESORTS ENTERS INTO AGREEMENT TO DIVEST ISLE OF CAPRI CASINO

KANSAS CITY AND LADY LUCK CASINO VICKSBURG FOR $230 MILLION CASH

Reno, Nev., (July 11, 2019) — Eldorado Resorts, Inc. (NASDAQ: ERI) (“Eldorado” or the “Company”) announced today that it has entered into a definitive agreement to sell Isle of Capri Casino Kansas City in Kansas City, Missouri and Lady Luck Casino Vicksburg in Vicksburg, Mississippi to Twin River Worldwide Holdings, Inc. (NYSE: TRWH) for aggregate consideration of $230 million in cash, subject to a working capital adjustment. Eldorado expects to use the net proceeds from the transaction for general corporate purposes, including for the proposed acquisition of Caesars Entertainment Corporation (NASDAQ: CZR) announced June 24. The transaction is subject to regulatory approvals and other customary closing conditions and is expected to close in early 2020.

Macquarie Capital is acting as exclusive financial advisor and Milbank LLP is acting as legal counsel to Eldorado in connection with the proposed transaction.

About Eldorado Resorts, Inc.

Eldorado Resorts is a leading casino entertainment company that owns and operates twenty-six properties in twelve states, including Colorado, Florida, Illinois, Indiana, Iowa, Louisiana, Mississippi, Missouri, Nevada, New Jersey, Ohio and West Virginia. In aggregate, Eldorado’s properties feature approximately 28,000 slot machines and VLTs and approximately 750 table games, and over 12,500 hotel rooms. For more information, please visit www.eldoradoresorts.com.

Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In connection with Eldorado’s previously announced transaction with Caesars Entertainment Corporation (“Caesars”), Eldorado intends to file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (the “registration statement”) that will include a joint proxy statement of Eldorado and Caesars that also constitutes a prospectus of Eldorado and Caesars (the “joint proxy statement/prospectus”). Each of Eldorado and Caesars will provide the joint proxy statement/prospectus to their respective stockholders. Eldorado and Caesars also plan to file other relevant documents with the SEC regarding the proposed transaction. This document is not a substitute for the joint proxy statement/prospectus or registration statement or any other document which Eldorado or Caesars may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. You may obtain a copy of the joint proxy statement/prospectus (when it becomes available), the registration statement (when it becomes available) and other relevant documents filed by Eldorado and Caesars without charge at the SEC’s website, www.sec.gov, or by directing a request when such a filing is made to (1) Eldorado Resorts, Inc. by mail at 100 West Liberty Street, Suite 1150, Reno, Nevada 89501, Attention: Investor Relations, by telephone at (775) 328-0112 or by going to the Investor page on Eldorado’s corporate website at www.eldoradoresorts.com; or (2) Caesars Entertainment Corporation by mail at Caesars Palace, One Caesars Palace Drive, Las Vegas, Nevada 89109, Attention: Investor Relations, by telephone at (800) 319-0047, or by going to the Investors page on Caesars’ corporate website at investor.caesars.com.

Certain Information Regarding Participants

Eldorado, Caesars and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Eldorado and Caesars stockholders in respect of the proposed transaction under the rules of the SEC. You may obtain information regarding the names, affiliations and interests of Eldorado’s directors and executive officers in Eldorado’s Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC on March 1, 2019, and its definitive proxy statement for its 2019 Annual Meeting, which was filed with the SEC on April 26, 2019.

Investors may obtain information regarding the names, affiliations and interests of Caesars’s directors and executive officers in Caesars’s Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC on February 22, 2019, and its proxy statement for its 2019 Annual Meeting, which was filed with the SEC on May 15, 2019. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction if and when they become available. Investors should read the joint proxy statement/prospectus carefully and in its entirety when it becomes available before making any voting or investment decisions.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding our strategies, objectives and plans for future development or acquisitions of properties or operations, as well as expectations, future operating results and other information that is not historical information. When used in this press release, the terms or phrases such as “anticipates,” “believes,” “projects,” “plans,” “intends,” “expects,” “might,” “may,” “estimates,” “could,” “should,” “would,” “will likely continue,” and variations of such words or similar expressions are intended to identify forward-looking statements. Although our expectations, beliefs and projections are expressed in good faith and with what we believe is a reasonable basis, there can be no assurance that these expectations, beliefs and projections will be realized. There are a number of risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements which are included elsewhere in this press release. Such risks, uncertainties and other important factors include, but are not limited to: (a) the timing to consummate the proposed sale and the Caesars transaction; (b) the ability and timing to obtain required regulatory approvals (including approval from gaming regulators and expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976) and satisfy or waive other closing conditions to consummate the transaction- on a timely basis; (c) the possibility that the proposed transaction does not close on the terms described herein, or at all; (d) our ability to identify and execute additional shareholder value enhancing initiatives; and (e) other risks and uncertainties described in our reports on Form 10-K, Form 10-Q and Form 8-K.

In light of these and other risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. These forward-looking statements speak only as of the date of this press release, even if subsequently made available on our website or otherwise, and we do not intend to update publicly any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made, except as may be required by law.

Contact:
Thomas Reeg	Joseph N. Jaffoni, James Leahy
Chief Executive Officer	JCIR
Eldorado Resorts, Inc.	212/835-8500
775/328-0112	eri@jcir.com
investorrelations@eldoradoresorts.com

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